POWER OF ATTORNEY

I hereby appoint Jennifer L. Provancher, Lauren Poppen, Erin Arneson, Ned Quint, Kip Weissman, D. Max Seltzer and Jeffrey Cass to act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form ID, 3, 4 or 5 or any amendment thereto required to be filed by the undersigned under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Messrs. Quint, Weissman, Seltzer, Cass or Misses Provancher, Poppen or Arneson in writing that their authority to act on my behalf in this manner has been withdrawn.

I have signed this power of attorney on November 23, 2021.

by	/s/ Rachelle Marquardt
Rachelle Marquardt

In presence of  /s/ Jennifer L. Provancher

at        Waukesha                               WI
City State